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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            THE LUBRIZOL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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

Lubrizol Logo

THE LUBRIZOL CORPORATION
29400 LAKELAND BOULEVARD
WICKLIFFE, OHIO 44092-2298

                                                                  March 17, 1999

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders on Monday, April 26, 1999, at 10:00 a.m., at the Radisson Hotel & Conference Center Cleveland Northeast, 35000 Curtis Boulevard, Eastlake, Ohio.

     The attached Notice and Proxy Statement describe the business of the meeting. After the transaction of the formal business, officers will report on current operations and plans. A question and answer period will follow.

     At the 1998 meeting, approximately 92 percent of the Common Shares outstanding were voted either in person or by proxy. Your continued support is appreciated, and we hope that you will be able to join us at the April 26 meeting.

                                             Cordially,

                                                     /s/  W. G. Bares
                                                   Chairman of the Board,
                                                President and Chief Executive
                                                           Officer

                            THE LUBRIZOL CORPORATION
                            29400 LAKELAND BOULEVARD
                             WICKLIFFE, OHIO 44092

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

     The 1999 Annual Meeting of Shareholders of The Lubrizol Corporation will be held at the Radisson Hotel & Conference Center Cleveland Northeast, 35000 Curtis Boulevard, Eastlake, Ohio, on Monday, April 26, 1999, at 10:00 a.m., for the following purposes:

     1. To elect three directors for three-year terms and two directors for one-year terms;

     2. To confirm the appointment of Deloitte & Touche LLP as independent auditors;

     3. To consider and act upon a shareholder proposal concerning The Lubrizol Corporation Shareholder Rights Plan;

     4. To transact such other business as properly may come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 5, 1999, are entitled to notice of and to vote at the meeting. A shareholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the meeting by following the procedures set forth in the attached Proxy Statement.

                                                      K. H. HOPPING
                                                        Secretary

Wickliffe, Ohio
March 17, 1999

                            RETURN OF PROXIES REQUESTED

              TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
                SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY,
                    FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                            THE LUBRIZOL CORPORATION
                            29400 LAKELAND BOULEVARD
                             WICKLIFFE, OHIO 44092

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of Lubrizol and will be voted in accordance with the instructions given in the proxy if it is timely returned, duly executed and is not revoked. A shareholder may revoke a proxy at any time before it is voted by giving notice to Lubrizol in writing or in open meeting. Attendance at the meeting will not in and of itself revoke a proxy.

     This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 17, 1999. The record date for determination of shareholders entitled to vote at the meeting was the close of business on March 5, 1999. On that date, the outstanding voting securities of Lubrizol were 54,548,676 Common Shares without par value ("Common Shares"). Each Common Share is entitled to one vote.

     So far as Lubrizol is aware, no matters will be presented to the meeting for action on the part of the shareholders other than those stated in the notice. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment. Abstentions will be deemed to be present at the meeting for purposes of determining a quorum and will be counted as voting (but not for or against) with regard to the issue to which the abstention relates. Any "broker nonvote" also will be deemed to be present for quorum purposes but will not be counted as voting with regard to the issue to which it relates.

     Lubrizol has adopted a policy to the effect that all proxies, ballots and voting tabulations identifying how a particular shareholder has voted on any issue will be kept confidential and will not be disclosed to Lubrizol, unless such disclosure is mandated by law or is requested by that particular shareholder, or except with respect to any contested election for the Board of Directors. Accordingly, shareholders are requested to return proxies to American Stock Transfer & Trust Company, which serves as the independent tabulator and inspector of elections and reports the voting results to Lubrizol.

     The cost of soliciting proxies will be borne by Lubrizol. Lubrizol will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with such solicitation. For the purpose of obtaining broad representation at the meeting, Morrow & Co., Inc. has been retained by Lubrizol to assist in the solicitation of proxies at an anticipated cost of approximately $9,000. In addition, officers and employees of Lubrizol, without being further compensated, may make requests by letter, telephone or in person for the return of proxies.

                             ELECTION OF DIRECTORS

     The authorized number of directors of Lubrizol is presently fixed at eleven, divided into three classes: two having four members and one having three members. The directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

     For election as directors at the 1999 Annual Meeting of Shareholders, the Organization and Compensation Committee has recommended, and the Board of Directors has approved, the nomination of William G. Bares, Jerald A. Blumberg, Peggy Gordon Elliott, David H. Hoag and Daniel E. Somers. Messrs. Bares and Hoag and Dr. Elliott are currently directors and are nominated to serve for three-year terms expiring in 2002. Messrs. Blumberg and Somers, who are not currently directors, are nominated to serve in the class of directors with a term expiring in 2000 and thus are nominated for one-year terms. Edward F. Bell and L. E. Coleman have advised Lubrizol that they will retire as directors effective at the 1999 Annual Meeting of Shareholders.

     If any of the nominees becomes unavailable for election, the accompanying proxy will be voted for the election of such person, if any, as shall be recommended by the Organization and Compensation Committee, or will be voted in favor of holding a vacancy to be filled by the directors. Lubrizol has no reason to believe that any nominee will be unavailable. The nominees receiving the greatest number of votes shall be elected to the director positions to be filled.

     The following information is provided regarding each nominee for election as a director and each of the other directors who will continue in office after the meeting:

NOMINEES FOR ELECTION

                          W. G. BARES, age 57, is Chairman of the Board, President and Chief Executive
                          Officer of The Lubrizol Corporation. Mr. Bares joined Lubrizol as a
[W.G. BARES PHOTO]        development engineer in 1963 and was appointed Director of the Pilot Plant in 1972. He was elected Vice President in 1978, Executive Vice President in
                          1980, President in 1982 and Chief Operating Officer in 1987 and became Chief
                          Executive Officer on January 1, 1996. He was elected a Director of Lubrizol in 1981 and Chairman of the Board in 1996. A 1963 graduate of Purdue
                          University with a B.S. degree in chemical engineering, he earned an M.B.A.
                          from Case Western Reserve University in 1969. He is a member of the American
                          Petroleum Institute and the American Institute of Chemical Engineers, hav-
                          ing served as past chairman of its Cleveland section, and is a Trustee for
                          Case Western Reserve University. In addition, he is a Director of Oglebay
                          Norton Company, KeyCorp, Applied Industrial Technologies and an Executive
                          Board Member of the Greater Western Reserve Council of the Boy Scouts of
                          America.

                          JERALD A. BLUMBERG, age 59, is President and Chief Executive Officer of
                          Ambar, Inc., a privately held oilfield services company. Prior to joining
[JERALD A. BLUMBERG       Ambar, Inc. in January 1998, Mr. Blumberg held various international and
PHOTO]                    management positions during a 37-year career with E. I. du Pont de Nemours &
                          Company, Inc. From October 1995 until his retirement December 31, 1997, he was an Executive Vice President, Chairman of DuPont Europe and a member of the Office of the Chief Executive. Mr. Blumberg received a B.S. in chemical engineering from Michigan Technological University in 1960. He is a Director
                          of Ambar, Inc. and Burlington Industries, Inc., a member of the National
                          Society of Professional Engineers and the American Institute of Chemical
                          Engineers and is on the advisory boards for Michigan Technological
                          University and Rice University's Business School.

                          PEGGY GORDON ELLIOTT, age 61, is President of South Dakota State University.
                          Prior to joining South Dakota State on January 1, 1998, Dr. Elliott was
[PEGGY GORDON ELLIOTT     Acting Vice President for Academic and International Programs at the
PHOTO]                    American Association of State Colleges and Universities. She has also served as a Senior Fellow at the National Center for Higher Education, President of
                          The University of Akron and Chancellor of Indiana University Northwest. She
                          became a Lubrizol Director in 1993. Dr. Elliott is also a Director of A.
                          Schulman, Inc. Dr. Elliot is a member of the National Council on
                          Competitiveness and the South Dakota Value Added Finance Authority Board.
                          Dr. Elliott holds degrees from Transylvania University, Northwestern
                          University and Indiana University.

                          DAVID H. HOAG, age 59, retired in January 1999 as Chairman of The LTV
                          Corporation, having retired in September 1998 as Chief Executive Officer of
[DAVID H. HOAG PHOTO]     The LTV Corporation and as Chief Executive Officer of LTV Steel Company. The
                          LTV Corporation is a metals company engaged in the production of flat rolled carbon steel and is the owner of the second largest metal buildings manufacturer and fabricator. Mr. Hoag was appointed to the position of
                          Chairman in June 1991 after having been elected President and Chief
                          Executive Officer in January of that year. Mr. Hoag became Executive Vice
                          President of The LTV Corporation in July 1986 and was concurrently named a member of LTV's Board of Directors. He became President and Chief Executive
                          Officer of LTV Steel Company in January 1985. He was previously President and Chief Executive Officer of LTV's Jones & Laughlin Steel subsidiary before its operations were combined with those of Republic Steel Corporation in June 1984 to form LTV Steel. From June 1982 to April 1983, he was
                          Executive Vice President of J&L. Mr. Hoag became a Lubrizol Director in
                          1989. He is a native of Pittsburgh and attended Allegheny College in
                          Meadville, Pennsylvania, receiving a Bachelor's Degree in 1960. He is a
                          Director of Brush Wellman Inc., The Chubb Corporation and Karrington Health,
                          Inc. and is Vice-Chairman of the Cleveland Federal Reserve Board.

                          DANIEL E. SOMERS, age 51, is Senior Executive Vice President and Chief
                          Financial Officer of AT&T, which is one of the world's communication
[DANIEL E. SOMERS         leaders. Prior to joining AT&T in May 1997, Mr. Somers was Chairman and
PHOTO]                    Chief Executive Officer of Bell Cablemedia, plc, of London for two years.
                          From 1992 to 1995, he was Executive Vice President and Chief Financial
                          Officer of Bell Canada International, Inc. Prior to joining Bell Canada, Mr.
                          Somers held a number of senior executive, financial and operating-management positions with Radio Atlantic Holdings Ltd. and Imasco Ltd. Mr. Somers received a B.S. degree in finance from Stonehill College in North Easton,
                          Massachusetts.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

                          FOREST J. FARMER, SR., age 58, is President and Chief Executive Officer of
                          North American Interiors, Inc., which provides value-added subassemblies to
[FOREST J. FARMER         the automotive industry. He is also Chairman, Chief Executive Officer and
PHOTO]                    President of Trillium Teamologies, a technology and engineering services company. Mr. Farmer was associated with Chrysler Corporation from 1968 to
                          1994 where he held various management positions including General Plants
                          Manager for Car and Truck Assembly Operations. From 1988 until 1994, he was
                          President of Acustar, Inc., an automotive components subsidiary of Chrysler
                          Corporation. Mr. Farmer became a Lubrizol Director in January 1997. Mr.
                          Farmer graduated from Purdue University in 1965 with a B.S. degree in biology and physical education. He is a member of the Board of Directors of
                          Saturn Electronics & Engineering, Inc., the Automotive Hall of Fame, the St.
                          John Health System, the Macomb Hospital Corporation, Friends of Scouting and
                          Public Broadcasting System station WTVS-56 in Detroit, Michigan. Mr. Farmer is also Chairman of the Detroit Area Vocational Industry Council. Mr.
                          Farmer's term as a Lubrizol Director expires in 2000.

                          GORDON D. HARNETT, age 56, is Chairman, President and Chief Executive
                          Officer of Brush Wellman Inc., the world's largest producer of beryllium and
[GORDON D. HARNETT        beryllium-containing engineered products. Prior to joining Brush Wellman in
PHOTO]                    1991, Mr. Harnett had been Senior Vice President of The BFGoodrich Company.
                          From 1977 to 1988, he had held a series of senior executive positions with
                          Tremco Inc., a wholly owned subsidiary of BFGoodrich, including President and Chief Executive Officer from 1982 to 1988. From 1969 through 1976, Mr.
                          Harnett worked for McKinsey & Co., including a two-year assignment in Tokyo.
                          Mr. Harnett became a Lubrizol Director in 1995. Mr. Harnett graduated from
                          Miami University in 1964 with a B.S. in business administration. He received an M.B.A. from Harvard University in 1969. Mr. Harnett is a Director of
                          National City Bank, Essef Corporation and M. A. Hanna Company. In addition, he is a Trustee of Hathaway Brown, Cleveland Tomorrow, University Circle
                          Inc. and Playhouse Square Foundation and is Chairman of Cleveland
                          Development Advisors, Inc. Mr. Harnett's term as a Lubrizol Director expires in 2001.

                          VICTORIA F. HAYNES, age 51, is Vice President-Research and Development and
                          Chief Technical Officer of The BFGoodrich Company, a specialty chemicals and
[VICTORIA F. HAYNES       aerospace company. Dr. Haynes has been associated with BFGoodrich since 1992
PHOTO]                    where she is responsible for corporate technology strategy development and state of technology for the company. Prior to joining BFGoodrich, Dr. Haynes held various technical positions at Monsanto Company, including director of technology for the Plastics Division from 1987-1992. Dr. Haynes became a
                          Lubrizol Director in 1995. Dr. Haynes graduated from the University of
                          California at Berkeley in 1969 with a B.S. in chemistry. She received an
                          M.A. in college teaching in 1971 and a Ph.D. in physical/organic chemistry in 1975 from Boston University and followed with a post doctoral associate assignment at Purdue University for two years. Dr. Haynes is a member of the
                          Georgia Tech Research Corporation Board, Battelle Pacific Northwest
                          Laboratory Advisory Board, Governing Board of The Council for Chemical Re-
                          search, the Engineering Research Advisory Board for Sandia National
                          Laboratory and the Port Ventures LLP Managing Board. Dr. Haynes' term as a
                          Lubrizol Director expires in 2001.

                          WILLIAM P. MADAR, age 59, is Chairman of the Board of Nordson Corporation.
                          He was Chief Executive Officer of Nordson until he retired from that
[WILLIAM P. MADAR         position in November 1997. Nordson Corporation manufactures and worldwide
PHOTO]                    markets industrial equipment, along with the software and application technologies that enhance its use. A 1961 graduate of Purdue University with a B.S. degree in chemical engineering, he earned an M.B.A. from Stanford
                          University in 1965. Mr. Madar became a Lubrizol Director in 1992. He is a
                          Director of Nordson Corporation, National City Bank and Brush Wellman Inc.
                          Mr. Madar is a Trustee of the Northeast Ohio Council on Higher Education,
                          Cleveland Museum of Art, the Cleveland Clinic Foundation, the Playhouse
                          Square Foundation and Hawken School. In addition, Mr. Madar is a Fellow at the Kennedy School of Government at Harvard University. Mr. Madar's term as a Lubrizol Director expires in 2001.

                          M. THOMAS MOORE, age 64, retired in November 1997 as Chairman and Chief
                          Executive Officer of Cleveland-Cliffs Inc., the world's largest iron ore
[M. THOMAS MOORE          pellet producer. He was elected President and a member of the Board of
PHOTO]                    Directors in 1986, became Chief Executive Officer in 1987 and Chairman in
                          1988. Mr. Moore became a Lubrizol Director in June 1997. Mr. Moore is a
                          Director of Cleveland-Cliffs Inc., KeyCorp and The LTV Corporation and a
                          Trustee of the Cleveland Clinic Foundation and Fairview Health System. He
                          also serves as a strategic consultant to Cleveland-Cliffs Inc. He graduated from Indiana University of Pennsylvania in 1956. He began his career in the management training program of United States Steel Corporation and later held management positions with American-Standard Corporation and Celanese
                          Corporation before joining Cleveland-Cliffs in 1966. Mr. Moore's term as a
                          Lubrizol Director expires in 2001.

                          RONALD A. MITSCH, age 64, retired in October 1998 as Vice Chairman and
                          Executive Vice President-Industrial and Consumer Markets of 3M, a
[RONALD A. MITSCH         manufacturer of products for industrial, commercial, health care and
PHOTO]                    consumer markets. He began his career with 3M in 1960 as a Senior Research
                          Chemist. He served various assignments in research and in 1979 was named
                          Managing Director, 3M Netherlands. He returned to the United States in 1981 as Research and Development Vice President, Life Sciences Sector. He was
                          named Group Vice President, Traffic and Personal Safety Products in 1985,
                          Senior Vice President, Research and Development in 1990, Executive Vice
                          President in 1991 and Vice Chairman in 1995. Dr. Mitsch graduated from
                          Hamline University in 1956 with a B.S. in chemistry. He received an M.S. in organic chemistry in 1958 and a Ph.D in organic chemistry in 1960 from the
                          University of Nebraska. Dr. Mitsch became a Lubrizol Director in 1991. He is a Director of 3M; NCR; Shigematsu Works Inc., Ltd., Tokyo, Japan; SEI Center
                          for Advanced Studies in Management, Philadelphia, Pennsylvania (associated with the Wharton School of Business of The University of Pennsylvania). In
                          addition, he is a Trustee of Hamline University. Dr. Mitsch's term as a
                          Lubrizol Director expires in 2000.

             COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     Lubrizol's Board of Directors held nine meetings during 1998. The Board has, among others, a standing Audit Committee and a standing Organization and Compensation Committee. During 1998, each director attended at least 75% of the meetings of the Board and those committees on which the director served.

     The Audit Committee, currently composed of Edward F. Bell, Chairman, Gordon
D. Harnett, Victoria F. Haynes and David H. Hoag, held five meetings during 1998. The principal functions of the Audit Committee are to recommend the nomination of independent auditors for appointment by the Board, subject to confirmation by the shareholders; to review with the independent and internal auditors the planned scope and results of their examinations; to hold such conferences and reviews with the auditors as may be deemed desirable by either the Audit Committee or the auditors; to review and approve the annual financial statements and any changes in accounting or reporting principles; to report to the Board the results of such reviews and conferences; and to submit to the Board any recommendations the Audit Committee may have.

     The Organization and Compensation Committee, currently composed of William
P. Madar, Chairman, Edward F. Bell, Peggy Gordon Elliott, Forest J. Farmer, Sr., Gordon D. Harnett, Victoria F. Haynes, David H. Hoag, Ronald A. Mitsch and M. Thomas Moore, held seven meetings during 1998. The principal functions of the Organization and Compensation Committee are to review and recommend the nomination of candidates for election to the Board; to review and recommend candidates for election as officers of Lubrizol; to review and authorize rates of compensation for officers; to designate those employees who will receive grants of stock options and other stock awards under Lubrizol's stock plans and the type and size of such grants; to determine the size of the fund pools for the profit sharing plan, year-end variable compensation plan and the performance pay plan; and to designate those employees who will receive awards under Lubrizol's performance pay plan. The Organization and Compensation Committee will consider shareholder recommendations with respect to the composition of the Board. Recommendations should be submitted in writing to the Secretary of Lubrizol no later than the first day of January preceding an annual meeting.

     Directors (other than those who are employees of Lubrizol) receive an annual retainer fee of $14,000. In addition, directors (other than employees) are each paid an attendance fee of $1,000 for each meeting of the Board and each committee meeting held on days on which the Board meets ($1,200 if held on other days). Lubrizol maintains a Deferred Compensation Plan for Directors under which a director may elect to defer all or any portion of the annual retainer fee and the attendance fees for any fiscal year. Any amounts so deferred by a director will be, as elected by the director, credited to a cash account or a share unit account in which the number of share units is based on the fair market value of a Common Share at the time of allocation. Amounts deferred into the cash account earn interest at the Federal Reserve 90-Day Composite Rate in effect from time to time and amounts deferred into the share unit account are credited with additional share units reflecting quarterly dividends declared on Common Shares. Amounts deferred are payable to the director in cash or, if deferred into share units, an equivalent number of Common Shares after cessation as a director of Lubrizol.

     Pursuant to Lubrizol's 1991 Stock Incentive Plan, on the date of each Annual Meeting of Shareholders, each director who is not an employee of Lubrizol automatically receives an option to purchase 2,000 Common Shares.

     Lubrizol also maintains a Deferred Stock Compensation Plan for Outside Directors under which each director who is not an employee of Lubrizol automatically receives, on October 1 of each year, 500 share units, each of which is equivalent to one Common Share. Additional share units are credited to such directors on account of quarterly dividends declared on Common Shares. Under the terms of the Plan, each share unit is converted into one Common Share distributable after the director ceases to be a director of Lubrizol.

              SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of January 31, 1999, information concerning the number of Common Shares beneficially owned by each director and each executive officer named in the compensation tables in this Proxy Statement and by all executive officers and directors of Lubrizol as a group. Except as indicated below, no executive officer or director owns more than one percent of the outstanding Common Shares of Lubrizol. All executive officers and directors as a group own approximately 4 percent of such Common Shares.

                                            AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                 -------------------------------------------------------------------
            NAME OF                              DIRECT      EMPLOYEE   EXERCISABLE      DEFERRED
       BENEFICIAL OWNER            TOTAL      OWNERSHIP(2)   PLAN(3)    OPTIONS(4)    SHARE UNITS(5)
       ----------------            -----      ------------   --------   -----------   --------------
R. A. Andreas..................    104,018       16,507        2,632        84,170           709
W. G. Bares....................    549,998      113,333        9,185       418,504         8,976
J. W. Bauer....................     52,263          465        1,933        49,368           497
Edward F. Bell.................     17,489        1,700                     12,500         3,289
Lester E. Coleman..............    751,614(6)   126,515                    621,666         3,433
Peggy Gordon Elliott...........     12,403        1,100                      8,500         2,803
Forest J. Farmer, Sr...........      2,690          100                      1,000         1,590
Gordon D. Harnett..............      8,170          200                      2,500         5,470
Victoria F. Haynes.............      6,145          500                      2,500         3,418
G. R. Hill.....................    213,297       42,923        2,345       168,029
David H. Hoag..................     19,389        3,600                     12,500         3,289
S. F. Kirk.....................     79,013        4,935        5,252        67,650         1,176
William P. Madar...............     18,687        1,000                     10,500         7,187
Ronald A. Mitsch...............     15,489        1,000                     11,700         3,289
M. Thomas Moore................      1,525          500                                    1,025
All Executive Officers and
  Directors as a Group.........  2,211,452      342,198       43,975     1,770,547        54,732

---------------

(1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

(2) Includes shares owned by or jointly with family members, including 1,700 of Mr. Bell's shares, 446 of Dr. Coleman's shares, 3,400 of Mr. Hoag's shares, 4,935 of Mr. Kirk's shares and 15,105 of the shares held by the group, as to which the persons indicated have shared voting and investment power.

(3) Represents shares held in the Profit Sharing and Savings Plan, as to which the persons indicated have sole voting power and limited investment power.

(4) Represents shares subject to stock options, granted under Lubrizol's option plans, that are exercisable currently or within 60 days of January 31, 1999.

(5) Represents the indirect beneficial interests held by outside directors under the Deferred Stock Compensation Plan for Outside Directors and the Deferred Compensation Plan for Directors and by officers under the Executive Council Deferred Compensation Plan.

(6) After taking into account stock options exercisable currently or within 60 days of January 31, 1999, Dr. Coleman beneficially owns 1.4% of Lubrizol's Common Shares.

Share Ownership Guidelines

     Lubrizol maintains share ownership guidelines for executive officers. These guidelines require executive officers to hold Common Shares having a value between 1.5 times and 4 times their annual fixed pay, depending on the management position of the individual.

Five Percent Beneficial Owners

     The following table sets forth, as of December 31, 1998, information concerning each person known by Lubrizol to be the beneficial owner of more than 5% of its Common Shares.

                                    AMOUNT AND NATURE
         NAME AND ADDRESS             OF BENEFICIAL     PERCENT OF
       OF BENEFICIAL OWNER              OWNERSHIP         CLASS
       -------------------          -----------------   ----------
Sanford C. Bernstein & Co., Inc.        5,393,034(1)        9.8%
767 Fifth Avenue
New York, New York 10153
AMVESCAP PLC                            4,222,500(2)       7.57%
11 Devonshire Square
London EC2M 4YR
England
Brandes Investment Partners, LP         3,983,690(3)        7.2%
12750 High Bluff Drive
San Diego, CA 92130

---------------

(1) This information was obtained from a Schedule 13G dated February 5, 1999, filed by Sanford C. Bernstein & Co., Inc., which is an investment adviser registered under the Investment Advisers Act of 1940. Sanford C. Bernstein & Co., Inc. reported sole voting power as to 3,108,420 shares and sole investment power as to all 5,393,034 shares. Sanford C. Bernstein & Co., Inc. filed a Schedule 13G dated February 17, 1999, reporting it had subsequently increased its beneficial ownership to 5,790,008 shares, or 10.5% of the outstanding Lubrizol Common Shares. Sanford C. Bernstein & Co., Inc. serves as an investment advisor for Lubrizol's pension and profit sharing plans. Under investment guidelines applicable to Lubrizol's pension and profit sharing plans, investment advisors are not permitted to invest assets in Lubrizol Common Shares. Lubrizol paid Sanford C. Bernstein & Co., Inc. approximately $205,000 for investment advisory services rendered during 1998.

(2) This information was obtained from a Schedule 13G dated February 8, 1999, filed by AMVESCAP PLC and certain of its affiliates, one of which is an investment adviser registered under the Investment Advisers Act of 1940. Such reporting persons reported shared voting and investment power as to all 4,222,500 shares. AMVESCAP PLC filed a Schedule 13G on February 10, 1999, reporting it had subsequently sold all of the Lubrizol Common Shares it had beneficially owned.

(3) This information was obtained from a Schedule 13G dated February 11, 1999, filed by Brandes Investment Partners, LP, which is an investment adviser registered under the Investment Advisers Act of 1940. Brandes Investment Partners, LP reported shared voting and investment power as to all 3,983,690 shares.

                             EXECUTIVE COMPENSATION

     The following table sets forth the respective amounts of compensation of the Chief Executive Officer and the next four highest-paid executive officers of Lubrizol for each of the years 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                      ---------------------------------------
                                        ANNUAL COMPENSATION                    AWARDS
                                -----------------------------------   -------------------------     PAYOUTS
                                                          OTHER                     SECURITIES    -----------
                                                          ANNUAL      RESTRICTED    UNDERLYING     LONG-TERM     ALL OTHER
       NAME AND                                        COMPENSATION     STOCK        OPTIONS/      INCENTIVE    COMPENSATION
  PRINCIPAL POSITION     YEAR    SALARY      BONUS         (1)          AWARDS     SARS(NO.)(2)     PAYOUTS         (3)
  ------------------     ----    ------      -----     ------------   ----------   ------------    ---------    ------------
W. G. Bares
 Chairman of the
 Board, President and
 Chief Executive
 Officer..............   1998   $599,976    $      0     $ 4,910         0             48,000         N/A         $25,406
                         1997    540,992     500,000       7,537         0             74,535         N/A          29,170
                         1996    539,730     299,109       7,398         0             93,909         N/A          33,935
G. R. Hill
 Senior Vice
 President............   1998    323,854           0       1,984         0             15,000         N/A          14,260
                         1997    310,893     224,000       3,560         0             26,140         N/A          17,391
                         1996    306,707     149,134       1,454         0             25,000         N/A          19,178
R. A. Andreas
 Vice President.......   1998    225,267           0       3,635         0              6,000         N/A           9,908
                         1997    224,899     107,000       3,124         0             11,213         N/A          12,363
                         1996    224,532      73,301       3,772         0             12,006         N/A          13,936
S. F. Kirk
 Vice President.......   1998    220,904           0       6,033         0              9,000         N/A          10,526
                         1997    210,667     142,000       6,450         0              9,000         N/A          12,633
                         1996    207,234      95,381       4,797         0             15,000         N/A          12,953
J. W. Bauer
 Vice President and
 General Counsel......   1998    214,178           0       2,289         0              6,000         N/A           5,838
                         1997    206,376      75,000       4,715         0              6,000         N/A           8,382
                         1996    202,976      66,393       4,804         0             10,000         N/A           8,844

---------------

(1) Reflects "gross-up" payments to cover taxes related to the use of corporate aircraft and financial planning services. The aggregate amount of other compensation paid or distributed to the named executives in the form of personal benefits was minimal and did not exceed the amounts as to which disclosure would be required.

(2) Reflects the number of Common Shares covered by stock options granted during the year.

(3) Amounts shown for 1998 reflect contributions made by Lubrizol on behalf of the named executives under Lubrizol's Profit Sharing and Savings Plan, including accruals to the related supplemental defined contribution plan. No amounts shown were received by any of the named executives.

STOCK OPTION PLANS

     Lubrizol maintains a 1991 Stock Incentive Plan (the "1991 Plan") that permits the granting of incentive and nonstatutory stock options, as well as stock appreciation rights ("SARs"), restricted stock awards and awards of Common Shares. All employees of Lubrizol and its subsidiaries are eligible to be selected to participate in the 1991 Plan. The 1991 Plan is administered by the Organization and Compensation Committee of the Board of Directors, which selects employees to be participants and determines the type and amount of awards to be granted. In addition, the 1991 Plan provides for the automatic annual grant of stock options to directors who are not employees of Lubrizol or its subsidiaries.

     The number of shares available for grant under the 1991 Plan during any calendar year generally is 1% of the outstanding Common Shares as of the first day of the year, plus any unused shares from previous years. The option price for stock options granted under the 1991 Plan is the average of the high and the low market price of Common Shares on the grant date and the term of each option is fixed by the Committee. Options become exercisable to the extent of 50% of the subject shares after one year from the grant date, 75% after two years from the grant date and 100% after three years from the grant date. All outstanding options become fully exercisable upon a "change of control" in Lubrizol.

     Lubrizol also has options outstanding under a 1985 Employee Stock Option Plan. No additional stock options may be granted under this Plan, except that employees who pay the option price of previously granted options by surrendering Common Shares already owned by them may receive a "reload" option grant for the number of Common Shares so surrendered. Such "reload" options are automatically granted under the 1991 Plan to persons who pay an option exercise price by surrendering Common Shares. Common Shares acquired upon the exercise of a "reload" option generally may not be transferred while the holder is an employee or director of Lubrizol.

     The following tables set forth information regarding stock option transactions with respect to the named executive officers during 1998.

                           OPTION/SAR GRANTS IN 1998

                                        INDIVIDUAL GRANTS
                        -------------------------------------------------
                         NUMBER OF    % OF TOTAL
                        SECURITIES     OPTIONS/
                        UNDERLYING       SARS                               POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES
                         OPTIONS/     GRANTED TO   EXERCISE                  OF STOCK PRICE APPRECIATION FOR OPTION TERM (3)
                           SARS       EMPLOYEES     OR BASE    EXPIRATION   --------------------------------------------------
         NAME           GRANTED (1)    IN 1998     PRICE (2)      DATE           0%               5%                10%
         ----           -----------   ----------   ---------   ----------   ------------   ----------------   ----------------
W. G. Bares...........     48,000        11.70%    $37.7813      3/23/08         $0         $    1,140,502     $    2,890,256
G. R. Hill............     15,000         3.65%     37.7813      3/23/08          0                356,407            903,205
R. A. Andreas.........      6,000         1.46%     37.7813      3/23/08          0                142,563            361,282
S. F. Kirk............      9,000         2.19%     37.7813      3/23/08          0                213,844            541,923
J. W. Bauer...........      6,000         1.46%     37.7813      3/23/08          0                142,563            361,282
All Optionees.........    410,248       100.00%     37.6926       (4)             0              9,724,806         24,644,541
All Shareholders......        (5)          (5)       (5)          (5)             0          1,292,794,118(5)   3,276,714,879
Optionees' Gain as %                                                                                 0.75%              0.75%(5)
  of Shareholders'
  Gain................

---------------

(1) Options become exercisable pursuant to a multi-year vesting schedule as described above. As also described, "reload" options may be granted under specified circumstances.

(2) Represents the average of the high and low sales prices as reported on the New York Stock Exchange on the date of grant.

(3) The assumed rates of appreciation shown are prescribed in the applicable SEC rules for use in this table. Such rates are not intended to represent either past or future appreciation rates with respect to the Common Shares. If such assumed annual appreciation rates were applied to the fair market value of the Common Shares at December 31, 1998 ($25.6875 per share), then at the end of a 10-year option term (the customary term for options granted under the 1991 Plan), the market price of the Common Shares would be $25.6875 per share at a 0% appreciation rate, $41.84 per share at a 5% appreciation rate and $66.63 per share at a 10% appreciation rate.

(4) Expiration dates range from June 19, 1999, through April 27, 2008.

(5) The amounts shown represent the hypothetical return to all holders of the Common Shares assuming that all shareholders purchased their shares at a purchase price of $37.69, the average exercise price for all options granted during 1998, and that all shareholders hold the shares continuously for a 10-year period. The number of outstanding Common Shares on December 31, 1998, was 54,548,275.

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                    AND DECEMBER 31, 1998 OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                        UNDERLYING               IN-THE-MONEY OPTIONS/SARS
                    SHARES                       UNEXERCISED OPTIONS/SARS          AT DECEMBER 31, 1998
                   ACQUIRED                      AT DECEMBER 31, 1998 (2)                 (1)(2)
                      ON           VALUE       -----------------------------   -----------------------------
      NAME         EXERCISE       REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
      ----         --------       --------     -----------    -------------    -----------    -------------
W. G. Bares......      0             $0          362,504          92,000         $     0            $0
G. R. Hill.......      0              0          150,529          28,750               0             0
R. A. Andreas....      0              0           77,170          11,500               0             0
S. F. Kirk.......      0              0           57,150          17,250          44,077             0
J. W. Bauer......      0              0           42,368          11,500           1,039             0

---------------

(1) The "value of unexercised in-the-money options/SARs at December 31, 1998" was calculated by determining the difference between the fair market value of the underlying Common Shares at December 31, 1998 ($25.6875 per share), and the exercise price of the option. An option is "in-the-money" when the fair market value of the underlying Common Shares exceeds the exercise price of the option.

(2) Although Lubrizol's option plans permit the granting of SARs, no SARs were outstanding at December 31, 1998.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION

     The Organization and Compensation Committee of the Board of Directors (the "Committee") is responsible for setting the policies and approving the practices of Lubrizol with respect to compensation of executive officers, including those named in the compensation tables in this Proxy Statement. The Committee consists of all of the outside directors of Lubrizol.

Factors Considered by the Committee

     In carrying out its responsibilities in 1998, the Committee considered the following:

     1. Advice from independent consultants concerning all aspects of Lubrizol's compensation policies, including how its policies and practices compare to the known policies and practices of other companies;

     2. Lubrizol's financial performance;

     3. Lubrizol's commercial performance within the markets it serves;

     4. Lubrizol's policies and practices for compensation of employees generally;

     5. The recommendations of Lubrizol's executive management concerning compensation of key employees including executive officers; and

     6. The historical philosophy of Lubrizol to reward according to (i) individual merit including the individual's commitment to Lubrizol, and
        (ii) the performance of Lubrizol.

Compensation of Employees Generally

     The compensation of domestic employees of Lubrizol, including the executive officers named in the compensation tables in this Proxy Statement, consists of
(i) base salary, (ii) quarterly pay, and (iii) a variable compensation component. Quarterly pay is a fixed percentage of base salary which is adjusted yearly to reflect an employee's length of service with Lubrizol. Base salary plus quarterly pay of all employees is designed to be within a range that approximates the 50th percentile salary for individuals having similar responsibilities in the chemical and related industries. The variable compensation component for employees generally, other than executive officers, is paid at year-end from funds authorized by the Committee and is based upon a percentage of the annual net income of Lubrizol. Allocation of these funds is based upon an employee's proportionate share of the aggregate base salary of participating domestic employees.

Compensation of Executive Officers

     The base salary and quarterly pay practices as described above also apply to executive officers. For executive officers, three separate surveys selected by the Committee's compensation consultant are utilized to determine base salary. Although the surveys are broader than the published industry line-of-business indices used to compare total shareholder return as set forth below in this Proxy Statement, 14 peer chemical companies are included in both the salary surveys and the published industry indices. Lubrizol's three-year performance is also compared to a peer group of 19 companies by analyzing total shareholder return, economic value added, return on equity, return on assets and growth in basic earnings per share. In addition, total compensation levels and practices are then analyzed for the five highest paid executives using compensation data published in each peer organization's proxy statement. This analysis considers base salary, annual incentive, total cash compensation, long-term incentive and total compensation.

     Effective in 1997, the Committee adopted changes to the compensation practices for executive officers to more closely align their compensation with Lubrizol's performance and shareholder interests. Executive officers and other key employees may receive variable cash compensation under a separate performance pay plan. These awards are paid each year from additional funds authorized by the Committee, which determines a percentage of the annual net income of Lubrizol to establish the participation pool. This percentage is based on objective financial measures and objective and subjective measures of performance pertaining to initiatives to stimulate growth, improve Lubrizol's cost structure and build its franchise. Objective financial measures include earnings per share and value added per share, which is a measure of earnings in excess of the cost of capital calculated on a per share basis. Seventy percent of the weighting is based upon financial measures with the largest portion weighted to earnings per share. The payout will vary based upon goal accomplishment. Earnings per share must reach a minimum predetermined target threshold or no performance payments will be made even though other goals might be accomplished. In 1998, the weighted measures of financial performance did not meet their minimum targets. Therefore, no variable cash compensation was paid under the performance pay plan.

     If payments had been made, allocation of these funds by the Committee would have been based upon an executive's level of responsibility, recommendations by executive management and a subjective judgment by the Committee of the executive's contribution to the financial and commercial performance of Lubrizol. Generally, an executive's potential performance pay award increases with the level of responsibilities. The Committee administers Lubrizol's executive compensation policy with the objective of keeping executive compensation generally comparable with other companies in the chemical and related industries. Management estimates that base salary plus quarterly pay in 1998 for Lubrizol's executives was approximately at the 50th percentile when compared to base compensation paid by companies in the referenced surveys. Because no variable cash compensation was paid in 1998, total cash compensation for these executives was approximately at the 25th percentile when compared to total cash compensation paid by companies in the referenced surveys.

     Executive officers and other key employees may receive additional long-term compensation in the form of stock options. The specific number of stock options granted to an executive is determined by the Committee based upon the individual's level of responsibility, recommendations by executive management and a subjective judgment by the Committee of the executive's contribution to the financial and commercial performance of Lubrizol. Existing awards held by the individual are not considered when making new grants. For 1998, the Committee set the number of stock options for annual grants midway between the 50th and 75th percentile of long-term incentive awards within industrial companies generally. Under a new stock option and performance share practice that was implemented in 1997 for executive officers, the number of stock options set by the Committee in 1998 was then reduced by 40%.

     In 1997, performance share stock awards were granted under Lubrizol's 1991 Stock Incentive Plan. Common Shares equal to the number of performance share stock awards granted will be issued when the performance shares vest. Performance share stock awards granted in 1997 will vest if the closing market price of Lubrizol's Common Shares reaches the target price of $45 per Common Share for ten consecutive trading days. Otherwise, the 1997 performance share stock awards will not vest until March 24, 2003. No performance shares vested in 1998 and no new performance share stock awards may be granted until the performance shares granted in 1997 vest.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public corporations of compensation paid to specified executive officers. All compensation paid for 1998 to Lubrizol's executive officers, including the compensation element of shares received under Lubrizol's stock option plans, qualified for deduction under Section 162(m).

Compensation of the Chief Executive Officer

     With respect to Mr. Bares, the Chief Executive Officer of Lubrizol, the Committee's intent was to establish his base salary within a range that was competitive with the salaries of chief executive officers of companies in the chemical and related industries. In 1998, the Committee increased Mr. Bares' base salary by 10%, effective July 10, 1998. Because the weighted measures of financial performance under Lubrizol's performance pay plan did not meet their minimum targets in 1998, Mr. Bares received no variable cash compensation under the performance pay plan.

     In setting Mr. Bares' total compensation, the Committee considers various other aspects of corporate performance including market position, productivity, product leadership, personnel development, employee attitudes, public responsibility, quality practices and the balancing of short-term and long-term goals.

     In determining the number of stock options granted to Mr. Bares in 1998, the Committee considered the factors described above as well as his position within Lubrizol and industry stock option grant comparisons. In 1997, Mr. Bares received 23,500 performance share stock awards. The performance share stock awards will vest if the closing market price of Lubrizol's Common Shares reaches the target price of $45 for ten consecutive trading days. Otherwise, the 1997 performance share stock awards will not vest until March 24, 2003. In 1998, Mr. Bares received 48,000 stock options, which is the same number he received in 1997.

     Under Lubrizol's share ownership guidelines, Mr. Bares is required to hold Common Shares having a value of 4 times his annual fixed pay. He currently owns 5 times his annual fixed pay in Common Shares.

            William P. Madar, Chairman                          Victoria F. Haynes
            Edward F. Bell                                      David H. Hoag
            Peggy Gordon Elliott                                Ronald A. Mitsch
            Forest J. Farmer, Sr.                               M. Thomas Moore
            Gordon D. Harnett

PERFORMANCE COMPARISONS

     The following chart compares the cumulative total shareholder return of Lubrizol for the five years ended December 31, 1998, to the cumulative total shareholder return of (a) the Standard & Poor's Industrial Index and (b) the Dow Jones Chemical Index and the Standard & Poor's Specialty Chemical Index, which are two pre-established groups of companies believed by Lubrizol to have a peer group relationship with Lubrizol. In all cases shown, the chart assumes the investment of $100 on December 31, 1993, and the immediate reinvestment of all dividends.

                             [PERFORMANCE CHART]

                                                                                              S&P SPECIALTY
                                    LUBRIZOL         S&P INDUSTRIALS     D.J. CHEMICALS         CHEMICALS
                                    --------         ---------------     --------------       -----------

1993                                  100.0               100.0               100.0               100.0
1994                                  101.9               103.8               108.9                87.3
1995                                   85.9               139.7               142.6               114.7
1996                                   99.2               171.9               177.6               117.7
1997                                  120.3               225.2               217.7               145.7
1998                                   86.3               301.1               200.5               124.1

     Lubrizol supplies performance chemicals for lubricants and fuels worldwide. No single peer index or peer company is totally comparable to Lubrizol's business. The peer company indices used to compare total shareholder return include companies which supply specialty chemicals to diverse markets. Some of Lubrizol's direct competitors are chemical divisions that represent small portions of integrated oil companies and are not included in the peer comparisons since information is not available to Lubrizol to show those divisions separately from the parent.

                  EMPLOYEE AND EXECUTIVE OFFICER BENEFIT PLANS

     In addition to the stock option and variable compensation plans described above in this Proxy Statement and the group health, hospitalization and life insurance plans generally available to all employees, Lubrizol also maintains the following plans for the benefit of employees and executive officers.

PENSION PLANS

     Lubrizol maintains a qualified Pension Plan in which generally all domestic employees of Lubrizol participate. Lubrizol also maintains a basic supplemental defined benefit plan which provides highly paid employees with the portion of their retirement benefits not permitted to be paid from the Pension Plan due to limitations imposed by the Internal Revenue Code. In addition, Lubrizol maintains a special officers' supplemental defined benefit plan which currently covers one officer and is described in footnote (4) below. The following table sets forth the estimated annual retirement benefits payable at age 65 under the Pension Plan and the basic supplemental defined benefit plan in the specified final average pay and years of service classifications.

                                            CREDITED YEARS OF SERVICE
                         ---------------------------------------------------------------
  FINAL AVERAGE PAY      10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
  -----------------      --------   --------   --------   --------   --------   --------
   $  200,000            $  27,350   $ 41,020   $ 54,690   $ 68,370   $ 82,040   $ 82,040
      400,000               56,350     84,520    112,690    140,870    169,040    169,040
      600,000               85,350    128,020    170,690    213,370    256,040    256,040
      800,000              114,350    171,520    228,690    285,870    343,040    343,040
    1,000,000              143,350    215,020    286,690    358,370    430,040    430,040
    1,200,000              172,350    258,520    344,690    430,870    517,040    517,040

---------------

(1) Benefits under the Pension Plan and the related basic supplemental plan generally are based upon a "final average pay" formula or a "career average pay" formula, whichever produces the higher benefit to a participant. The above table uses the "final average pay" formula, which generally produces the higher benefit at the compensation levels shown. The "final average pay" formula contains a 30-year limitation upon credited years of service. Benefits are computed on the basis of a 10-year certain and life annuity and are not subject to any deduction for Social Security or other offset amounts.

(2) Final average pay is an average of a participant's highest ten consecutive years of compensation covered by the Pension Plan and the related basic supplemental plan. Compensation covered by the Pension Plan and the basic supplemental plan consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), quarterly pay, overtime pay, shift premium differentials, vacation and holiday pay, paid variable compensation, long-term disability benefits and (for purposes of supplemental plans) cash compensation deferrals. Covered compensation for the named executive officers is generally equal to the amounts shown in the "annual compensation" columns for such individuals in the summary compensation table above.

(3) The estimated credited years of service for each of the named executive officers (after application of the 30-year service limitation) is as follows: Mr. Bares, 30 years; Mr. Kirk, 26 years; Mr. Andreas, 18 years; Dr. Hill, 16 years; and Mr. Bauer, 13 years.

(4) Benefits under the special officers' supplemental plan are based upon a "final average pay" formula under which final average pay is an average of a participant's highest three consecutive years of covered compensation during the last ten years. Compensation covered by this plan is equal to the amounts described in footnote (2) above. The plan contains a 30-year limitation upon credited years of service and benefits are computed on the basis of a 10-year certain and life annuity. Benefits under the plan are subject to reduction for Social Security and payments made under other specified benefit plans of Lubrizol. After making all deductions required under the plan, the additional annual benefit payable under this plan at age 65 (assuming current final average pay) to Mr. Bares, who is the current participant in this plan, is approximately $113,000.

PROFIT SHARING AND SAVINGS PLAN

     Lubrizol maintains a qualified Profit Sharing and Savings Plan in which generally all domestic employees of Lubrizol participate. Each year, the Board of Directors determines the portion, if any, of Lubrizol's profits that will be contributed to the profit sharing portion of the Plan. Profit sharing contributions are allocated, pro rata, to participant accounts on the basis of compensation levels.

     Employees may elect to have their base salary reduced by up to 18% (16% for certain highly compensated employees) and to have such amount contributed to the savings portion of the Plan as a before-tax contribution. For employees with at least one year of service, Lubrizol contributes an amount equal to 50% of an employee's before-tax contributions that are not in excess of 4% of the employee's base salary. This matching contribution by Lubrizol is invested in Common Shares of Lubrizol. Participating employees also may make contributions on an after-tax basis, subject to certain overall limitations upon an employee's total before-tax and after-tax contributions. Participants direct the investment of their contributions among a Common Share fund, an equity index fund, a balanced fund, a fixed income fund, an international equity fund, a small capitalization fund and an equity growth fund. Participants vest in profit sharing and matching contributions made by Lubrizol at a rate of 20% per year of service. Distribution of a participant's vested account balance generally occurs following retirement, death or other termination of employment.

DEFERRED COMPENSATION PLANS

     Lubrizol maintains a deferred compensation plan for executive officers. The plan allows deferral of a pre-selected amount of total annual compensation for one or more designated future successive calendar years. Any amounts so deferred by an executive officer earn interest at the Federal Reserve 90-day Composite Rate in effect from time to time and are payable to the officer upon cessation of employment in a lump sum or periodic installments over a pre-selected period not exceeding ten years.

     In addition, Lubrizol maintains another deferred compensation plan that allows certain executive officers, including the named executive officers, to defer a pre-selected amount of performance pay under Lubrizol's performance pay plan. With respect to amounts so deferred, share units are credited to a share unit account based upon the current market price of Common Shares, with the resulting units then being multiplied by 1.25. Additional share units are credited on account of quarterly dividends declared on Common Shares. Amounts deferred generally are payable to the executive officer in Common Shares equivalent to the number of share units in an account three years after the date share units are first credited due to the deferral.

EXECUTIVE DEATH BENEFIT PROGRAMS

     Certain executive officers are eligible to participate in an executive death benefit program which provides a benefit payable to the executive officer's designated beneficiary following the death of the executive officer during employment or after retirement from Lubrizol. For currently employed participants, the death benefit is equal to 250% of the executive officer's 1996 base salary plus quarterly pay, reducing to 150% at age 70 and 100% at age 75.

EXECUTIVE AGREEMENTS

     Lubrizol has entered into employment termination agreements (the "Termination Agreements") with certain senior executives, including Messrs. Bares, Hill, Andreas, Kirk and Bauer.

     Generally, each Termination Agreement provides that, in the event of a change in control of Lubrizol, the executive will be employed by Lubrizol at responsibility, salary and benefit levels substantially equal to those immediately preceding the change in control for a period of up to three years (the "Employment Period"). If the executive's employment is terminated during the Employment Period for reasons other than his death, permanent disability, attainment of the normal retirement age or for cause, or if the executive terminates his employment in certain circumstances, the principal benefits provided to the executive are (a) a lump sum payment of an amount equal to the present value of salary and additional forms of cash compensation which the executive would have received during the remainder of the Employment Period and
(b) continued employee benefits coverage for the remainder of the Employment Period. The Termination Agreements further provide that the executive is entitled to receive an amount which will be sufficient (on an after-tax basis) to pay any excise taxes that may be applicable to amounts deemed to be paid to the executive by reason of the change in control.

     Each executive has agreed, if he accepts any benefits under his Termination Agreement, not to enter into any activity which would be competitive with the business of Lubrizol during a period of one year from the termination of his employment after a change in control. Assuming a change in control were to occur and all of the executive officers with whom Lubrizol has entered into Termination Agreements were terminated as of January 1, 1999, the aggregate amount of the lump sum payments which Lubrizol would be obligated to make pursuant to the Termination Agreements (including amounts with respect to excise taxes) would be approximately $23 million.

SEVERANCE COMPENSATION PLAN

     Lubrizol also has in effect a severance compensation plan that provides for a severance payment to U.S. employees if, within fifteen months after a change in control of Lubrizol, their employment is terminated for any reason other than death, permanent disability, voluntary retirement or for cause. Executives who receive payments pursuant to Termination Agreements will not receive duplicative severance payments under the severance compensation plan.

     If an employee with five or more years of service with Lubrizol is terminated other than as permitted under the severance compensation plan, the benefit provided to such employee under such plan is a lump sum payment equal to the total cash compensation received by the employee in the preceding twelve-month period. Employees with less than five years but more than six months of service would receive a lesser amount proportionate to their length of service.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Lubrizol's officers and directors, and persons who beneficially own more than ten percent of a registered class of Lubrizol's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent beneficial owners are required by applicable regulations to furnish Lubrizol with copies of all Section 16(a) forms they file. Lubrizol is not aware of any beneficial owner of more than ten percent of its Common Shares.

     Based solely upon a review of the copies of the forms furnished to Lubrizol during or with respect to 1998, and written representations from certain reporting persons, Lubrizol believes that no officer or director failed to file on a timely basis during 1998 or during any prior year any report required by
Section 16(a) of the Securities Exchange Act of 1934.

                            APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent auditors, to audit the financial statements of Lubrizol for the current year ending December 31, 1999. The Board of Directors recommends that shareholders confirm this appointment.

     During 1998, Lubrizol engaged Deloitte & Touche LLP to render a variety of services to Lubrizol, including the audit of Lubrizol's financial statements. The Audit Committee has taken into consideration the fact that the auditors provide services in addition to the audit of Lubrizol's financial statements and the possible effect of such services upon the auditor's independence.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to questions.

                              SHAREHOLDER PROPOSAL

     The Teachers Insurance and Annuity Association College Retirement Equities Fund, 730 Third Avenue, New York, New York, 10017-3206, the beneficial owner of 969,233 Common Shares, has submitted the following proposal:

          WHEREAS, the Company's Board of Directors, without shareholder approval, has adopted a plan, commonly known as a "poison pill", with a "dead hand" provision which permits only the board members that adopted the poison pill to redeem the pill;

          WHEREAS, this type of poison pill, unlike most poison pills, not only allows the current Board to effectively thwart acquisition offers which may be favored by a majority of shareholders, but also denies shareholders the right to replace this Board with new directors empowered to redeem the poison pill and permit such offers to go forward, unless the new directors have been recommended or approved by the continuing directors;

          WHEREAS, we believe that a "dead hand" poison pill has a coercive effect on the shareholders' basic right to freely elect a new Board and also takes away normal decision-making authority in this important area from a newly elected Board;

          WHEREAS, we believe that such a "dead hand" poison pill interferes with good corporate governance and can reduce the value of the company's shares to the detriment of shareholders.

          RESOLVED, that the shareholders request that the Board of Directors;

        Redeem the "dead hand" poison pill, unless approved by the affirmative vote of a majority of shares of the Company entitled to vote at a meeting of shareholders held as soon as practicable.

                              SUPPORTING STATEMENT

     By adopting the poison pill without shareholder approval, the current Board unilaterally deprived shareholders of the traditional right to sell their shares to potential bidders. By adding the "dead hand" feature, we believe this Board also denies appropriate decision making authority to a new Board, elected by shareholders, to decide what is in the best interests of shareholders on this important subject.

     Traditional poison pills have been defended with the argument that directors can generally be trusted to act in the shareholders' interest, and if they do not, they can be replaced by the shareholders with other directors.

     Adoption of "dead hand" poison pills, however, is different. We believe that it has the effect of "entrenching" the current board by coercing shareholders to vote for incumbent directors to preserve the possibility of redemption of the pill. Their intended effect in our view is to preclude proxy contests for corporate control, which are an appropriate means to challenge incumbent management.

     We believe that the right of shareholders freely to elect a board of directors with full power to represent the shareholders' interests is the foundation-stone of good corporate governance. Yet this Board has unilaterally deprived shareholders of what is, in our opinion, their only real protection against a board that acts against their interests -- the ability to freely elect a board of their choosing with full powers to represent them in all respects.

     By supporting this resolution, shareholders can protect the value of their investment by sending a message to the Company that we value our right to elect a Board that is prepared and able to represent shareholder interests on all proper matters; and that we will not support unilateral actions by the Board that restrict our ability to meaningfully exercise our voting rights.

                                    *  *  *

     If the foregoing resolution is properly presented at the meeting, the affirmative vote of holders of a majority of the Common Shares represented at the meeting will be necessary for adoption of the resolution.

                              RESPONSE OF LUBRIZOL

     Lubrizol has had a shareholder rights plan since 1987. In his letter to shareholders in 1997 announcing your Board's adoption of the current plan, W. G. Bares, Chairman, President and Chief Executive Officer, explained that the shareholder rights plan "will not prevent takeover proposals, but rather is designed to encourage potential acquirors of the Company to negotiate directly with the Board of Directors and to enhance the Board's ability to achieve the best possible value for all shareholders of the Company." This is still the critical point.

     The "continuing director" provision of the shareholder rights plan requires approval by a majority of the Board and a majority of the continuing directors for any acquisition of more than 20% of the outstanding Lubrizol Common Shares, any redemption of the rights issued under the shareholder rights plan or any amendment of the shareholder rights plan. Continuing directors are those directors who were in office at the time of adoption of the shareholder rights plan or whose nominations were approved by directors then in office. Your Board believes the continuing director provision is an appropriate means to manage serious conflicts of interest.

     A potential acquiror, acting together with other market players or through the solicitation of proxies, could gain control of sufficient voting power to replace the Board with "interested" directors who would approve the acquiror's proposal to acquire Lubrizol. While this may be in the best interest of the acquiror, it may not be in the best interests of other Lubrizol shareholders. The continuing director provision does not limit the right of shareholders, including any potential acquiror, to elect directors. Rather, it merely requires that any transaction between a potential acquiror and Lubrizol be approved by directors who are not affiliated with the acquiror or otherwise interested in the transaction. The Board believes this procedure advances the purpose of the continuing director provision, which is to protect the interests of shareholders other than a potential acquiror.

     The continuing director provision is neither unusual nor an unlawful affront to traditional concepts of good corporate governance. To the contrary, Ohio corporate law contains continuing director concepts to deal with similar conflict of interest transactions with interested shareholders. In addition, Lubrizol shareholders previously have approved Amended Articles of Incorporation that utilize a continuing director provision to address conflicts of interest in "related party" transactions.

     Ohio law expressly authorizes the Board to adopt a shareholder rights plan as an appropriate mechanism to deal with a potential change of control. The Board firmly believes that adoption of the shareholder rights plan and its continuing director provision is an important tool to protect shareholder interests in conflict of interest situations and to enhance the Board's ability to achieve the best possible value for all Lubrizol shareholders in change of control situations.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Any shareholder who intends to present a proposal at the 2000 Annual Meeting of Shareholders must deliver the proposal to Lubrizol no later than November 18, 1999, to have the proposal included in Lubrizol's proxy materials for that meeting. Any shareholder proposal submitted other than for inclusion in Lubrizol's proxy materials for that meeting must be delivered to Lubrizol no later than February 24, 2000, or such proposal will be considered untimely. If a shareholder proposal is received after February 24, 2000, Lubrizol may vote in its discretion as to the proposal all of the shares for which it has received proxies for the 2000 Annual Meeting of Shareholders.

                                                        THE LUBRIZOL CORPORATION

                                                          K.H. HOPPING
                                                            Secretary

March 17, 1999

PROXY

                            THE LUBRIZOL CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of The Lubrizol Corporation hereby appoints W. G. Bares, C. P. Cooley and K. H. Hopping, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the 1999 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 26, 1999, and at any adjournments thereof, as indicated on the reverse side of this proxy card.

Comments:
         ----------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   (Comments will be collected by the Inspector of Elections and forwarded to
                              Lubrizol management)

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR ELECTION OF THE NOMINEES, FOR ITEM 2 AND AGAINST ITEM 3. THE AGENTS NAMED ABOVE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY CARD.

                  (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                            THE LUBRIZOL CORPORATION

                                 APRIL 26, 1999

                Please Detach and Mail in the Envelope Provided


A /X/ PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE

                           FOR   WITHHELD                                                                   FOR   AGAINST   ABSTAIN
1. Election of Directors   / /     / /   DIRECTOR NOMINEES:        2. Appointment of Deloitte & Touche LLP   / /     / /       / /
                                          William G. Bares            as independent auditors.
                                          Jerald A. Blumberg
For, except vote withheld from the        Peggy Gordon Elliott     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSAL.
following nominee(s):                     David H. Hoag
                                          Daniel E. Somers

----------------------------------                                 3. Shareholder proposal on Shareholder    / /     / /       / /
                                                                      Rights Plan.

                                                                   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE
                                                                   PROPOSAL.

                                                                   IF YOU HAVE A CHANGE OF ADDRESS, PLEASE INDICATE NEW ADDRESS
                                                                   BELOW AND MARK BOX TO RIGHT.


                                                                   ----------------------    CHANGE
                                                                   ----------------------      OF      / /
                                                                   ----------------------    ADDRESS

                                                                                             ATTEND
                                                                                             MEETING   / /

SIGNATURE(S)                       DATE           SIGNATURE(S)                  DATE
           ------------------------    -----------            ------------------    -----------
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,
ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IN CASE OF A CORPORATION, A DULY AUTHORIZED OFFICER SHOULD SIGN
ON ITS BEHALF.
